Exhibit 5.2

OPINION OF TIMOTHY KIM, ESQ.

September 25, 2026

Exxon Mobil Corporation

22777 Springwoods Village Parkway

Spring, Texas 77389-1425

ExxonMobil Holdings Corporation

22777 Springwoods Village Parkway

Spring, Texas 77389-1425

Ladies and Gentlemen:

I am Counsel—Corporate of each of Exxon Mobil Corporation, a New Jersey corporation (the “Company”) and ExxonMobil Holdings Corporation, a Texas corporation (the “Parent Guarantor”). The Company has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 (File No. 333-293558) and Amendment No. 1 thereto (the “Registration Statement”), for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain debt securities, including $185,883,000 aggregate principal amount of its Floating Rate Notes due 2076 (the “Securities”), which are to be fully and unconditionally guaranteed by the Parent Guarantor. The Securities are to be issued pursuant to the provisions of an indenture dated as of March 20, 2014 (the “Base Indenture”) between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as amended and supplemented by a first supplemental indenture dated as of June 26, 2020 (the “First Supplemental Indenture”) between the Company and the Trustee, as further supplemented by a second supplemental indenture dated as of July 1, 2026 (the “Second Supplemental Indenture”) among the Company, the Parent Guarantor and the Trustee and as further supplemented by an officer’s certificate of the President of the Company and the Vice President, Corporate Finance and Treasurer of the Parent Guarantor dated September 25, 2026 (the “Officer’s Certificate” and, together with the Base Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”). The Securities are to be sold pursuant to the Underwriting Agreement dated September 23, 2026 among the Company, the Parent Guarantor and the several underwriters named therein. The Indenture and the Securities are herein referred to as the “Documents.”

I have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, I have, without independent inquiry or investigation, assumed that (i) all documents submitted to me as originals are authentic and complete, (ii) all documents submitted to me as copies conform to authentic, complete originals, (iii) all signatures on all documents that I reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company and the Parent Guarantor that I reviewed were and are accurate and (vi) all representations made by the Company and the Parent Guarantor as to matters of fact in the documents that I reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, I am of the opinion that:

1.

The Company is validly existing as a corporation in good standing under the laws of the State of New Jersey, and the Company has corporate power and authority to issue the Securities and to perform its obligations thereunder.

2.

The Parent Guarantor is validly existing as a corporation in good standing under the laws of the State of Texas, and the Parent Guarantor has corporate power and authority to guarantee the Securities and to perform its obligations thereunder.

3.

Each of the Base Indenture and the First Supplemental Indenture has been duly authorized, executed and delivered by the Company. Each of the Second Supplemental Indenture and the Officer’s Certificate has been duly authorized, executed and delivered by the Company and the Parent Guarantor.

4.	The Securities have been duly authorized by the Company.

I am a member of the Bar of the State of Texas, and the foregoing opinion is limited to the New Jersey Business Corporation Act, the laws of the State of Texas and the federal laws of the United States of America, except that I express no opinion as to any law, rule or regulation that is applicable to the Company, the Parent Guarantor, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Davis Polk & Wardwell LLP, special counsel to the Company and the Parent Guarantor, may rely upon this opinion in rendering its opinion of even date herewith.

I hereby consent to the filing of this opinion as an exhibit to a current report on Form 8-K to be filed by the Parent Guarantor on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to my name under the caption “Validity of the Notes” in any prospectus supplement relating to the Securities which is a part of the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, /s/ Timothy Kim, Esq.

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